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Salesforce Signs Agreement to Purchase 50 Fremont Street Building, Expanding Worldwide Headquarters in San Francisco

The world’s fastest growing top 10 software company and San Francisco’s largest tech employer strengthens commitment to the City

Salesforce has already hired more than 1,100 employees in San Francisco in 2014

SAN FRANCISCO—Nov. 12, 2014—Salesforce (NYSE: CRM), the Customer Success Platform and world's #1 CRM company, today announced an agreement to purchase 50 Fremont Street, a 41-story building located at the intersection of Fremont and Mission Streets in San Francisco’s South of Market (SoMa) district. Salesforce is purchasing the property from financial services organization TIAA-CREF. In addition, the world’s fastest growing top 10 software company and the City’s largest tech employer announced it has already hired more than 1,100 employees in San Francisco in 2014.

Comments on the news

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“The purchase of 50 Fremont Street will allow us to expand our global headquarters in the heart of downtown San Francisco, strengthening our commitment to the City,” said Burke Norton, EVP and chief legal officer, Salesforce. “Salesforce was founded in San Francisco 15 years ago and we have always prioritized growing and hiring in San Francisco and this additional space ensures that we can continue doing so for many years to come.”

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“We began investing in San Francisco’s South Financial District more than a decade ago with the purchase of 50 Fremont Street,” said Lynette Pineda, senior director, head of capital markets - sales, TIAA-CREF Global Real Estate. “The asset has performed well, yet we are constantly reviewing our holdings and rebalancing the portfolio to best meet investment goals. We will remain active as buyers in the Bay Area and continue to seek office, retail and multifamily acquisitions.”

Expanding Worldwide Headquarters in San Francisco
Salesforce currently leases more than 60 percent of the available space in the 50 Fremont building, and upon closing of the transaction, Salesforce will have the option to take on additional space in the building as it becomes available. 50 Fremont consists of a 41-story office building and two retail buildings totaling approximately 817,000 square feet as well as an adjacent plaza.

With existing space, the new office expansion at 50 Fremont, the recently announced Salesforce Tower above the planned Transbay Transit Center and the lease of 350 Mission, which is currently under construction, Salesforce's worldwide headquarters is projected to exceed two million square feet by 2017. Centered around the intersection of Mission and Fremont Streets, the urban campus offers convenient access to public transit, freeways and other key amenities along the Market Street corridor.

San Francisco’s Largest Tech Employer Continues to Grow
Salesforce is committed to the city of San Francisco and continues to grow and hire locally. One of Fortune’s Best Places to Work for the past six years and recognized by Forbes as the Most Innovative Company for the last four years, Salesforce today announced it has already hired more than 1,100 employees in San Francisco in 2014. As San Francisco’s largest tech employer, Salesforce has more than 5,000 employees in the Bay Area and more than 15,000 employees worldwide.

Job postings can be found at http://www.salesforce.com/company/careers/.

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About Salesforce
Salesforce, the Customer Success Platform and world's #1 CRM company, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.

Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase Salesforce applications should make their purchase decisions based upon features that are currently available. Salesforce has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://salesforce.com, or call 1-800-NO-SOFTWARE.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to Salesforce’s (the “Company’s”) real estate, hiring and growth. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize, or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on factors that could affect the Company’s financial and other results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including the Company’s most recent Form 10-K. These documents are available on the SEC Filings section of the Investor Information section of the Company’s website at www.salesforce.com/investor. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
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